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                            NOTICE TO PARTICIPANTS IN
                 THE CENTRAL NEWSPAPERS, INC. SAVINGS PLUS PLAN

Dear Plan Participant:

       Enclosed for your consideration are the Offer to Purchase, dated July 3, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, constitute the "Offer") relating to a tender offer by Pacific and Southern Indiana Corp., an Indiana corporation ("Purchaser"), a wholly owned subsidiary of Gannett Co., Inc., a Delaware corporation ("Parent"), to purchase any and all of the outstanding shares of Class A Stock (the "Class A Shares") of Central Newspapers, Inc. (the "Company"), at a price of $64.00 per share, and any and all of the outstanding shares of Class B Stock (the "Class B Shares" and together with the Class A Shares, the "Shares"), at a price of $6.40 per share, in each case net to the tendering stockholder in cash (subject to reduction for any applicable withholding taxes and stock transfer taxes) pursuant to the conditions set forth in the Offer. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 28, 2000, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Indiana Business Corporation Law, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a subsidiary of Parent.

       Also enclosed for your consideration is the Company's
Solicitation/Recommendation Statement on Schedule 14D-9, dated July 3, 2000, which contains, among other information, the recommendation of the Board of Directors of the Company with respect to the Offer.

       A TENDER OF CLASS A SHARES ALLOCATED TO YOUR ACCOUNT UNDER THE CENTRAL NEWSPAPERS, INC. SAVINGS PLUS PLAN (THE "PLAN") CAN BE MADE BY THE TRUSTEE OF THE PLAN AS THE HOLDER OF RECORD PURSUANT TO YOUR INSTRUCTIONS ON THE ENCLOSED INSTRUCTION FORM. ABSENT INSTRUCTIONS, THE TRUSTEE WILL NOT TENDER THE CLASS A SHARES ALLOCATED TO YOUR ACCOUNT UNDER THE PLAN UNLESS IT DETERMINES THAT IT IS LEGALLY OBLIGATED TO DO SO. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER CLASS A SHARES HELD BY THE PLAN FOR YOUR ACCOUNT.

       Accordingly, we request instructions as to whether you wish to tender all of the Class A Shares allocated to your account, upon the terms and conditions set forth in the Offer.

       Please note the following with respect to the Offer:

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       1.     The tender price is $64.00 per Class A Share, net in cash, without interest, upon the terms and subject to the conditions of the Offer.

       2.     The Offer is being made for 100% of the outstanding Class A
Shares.

       3. The Board of Directors of the Company has unanimously determined that the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including each of the Offer and the Merger (as defined in the Offer to Purchase), are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

       4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY JULY 31, 2000, UNLESS THE OFFER IS EXTENDED.

       5. The Offer is conditioned upon, among other things, (a) there being validly tendered and not properly withdrawn prior to the expiration of the Offer at least 45,815,000 Class B Shares (subject to adjustments for stock splits, stock dividends, recapitalizations and similar events) (less any Class B Shares owned by Parent or Purchaser or any Affiliate of Parent or Purchaser on the date such shares are purchased pursuant to the Offer), and (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the other conditions contained in Section 14 of the Offer to Purchase. The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of ) the holders of Shares in such state. In any jurisdiction where the securities, blue sky laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

       6. Upon completion of the Offer, Purchaser will merge into the Company and each Class A Share not previously tendered hereunder by the Trustee pursuant to your instructions or the terms of the Trust, automatically will be converted into the right to receive $64.00, net in cash, without interest, which will be credited to your account under the Plan as described below.

INSTRUCTIONS TO THE TRUSTEE

       The Northern Trust Company, as Trustee of the Central Newspapers, Inc. Savings Plus Plan Trust Agreement (the "Trust"), which is the funding medium for the Plan, holds Class A Shares in the Company Stock Investment Fund under the Plan. Units of the Company Stock Investment Fund under the Plan are credited to individual participants' accounts in accordance with the terms of the Plan. These units of the Company Stock Investment Fund have been converted into an equivalent number of Class A Shares, and then rounded up or down to the closest number of whole Class A Shares. The whole number of equivalent Class A Shares are referred to in this Notice to Participants as the "Class A Shares allocated to your account under the Plan". Enclosed with this Notice is a confidential instruction form which you must use to instruct the Trustee whether or not to tender all of the Class A Shares allocated to your account under the Plan pursuant to the Offer.

       If you sign, date and return the enclosed instruction form but do not check either of the boxes on the form, the Trustee will treat your instruction form as not providing any instruction to the Trustee regarding the Offer. In accordance with the Trust, the Trustee will not tender any Class A Shares credited to participant accounts and held by the Trust for which no participant instructions are timely received unless it determines that it is legally obligated to do so. Any Class A Shares held by the Trust which are not allocated to participant accounts, if any, shall be tendered in the same proportion as the instructions to tender received from participants bear to all Class A Shares allocated to participant accounts; unless the Trustee determines that to do so would violate its duties under applicable law.

YOUR ROLE AND RESPONSIBILITIES AS A PLAN PARTICIPANT AND A NAMED FIDUCIARY

       Only the Trustee can vote, tender and sell the Class A Shares held by the Plan. However, under the terms of the Trust, each participant may act as a named fiduciary who directs the Trustee as to tendering Class A Shares allocated to the account of such participant. In general, named fiduciaries are required to act prudently, solely in the interest of plan participants and beneficiaries, and for the exclusive purpose of providing benefits to the plan participants and beneficiaries.

       You are entitled to instruct the Trustee whether or not to tender any Class A Shares allocated to your account under the Plan. By signing, dating and returning the enclosed instruction form, you are accepting your designation under the Trust as a named fiduciary for purposes of the Offer (but not for any future matter).

INSTRUCTION WHETHER OR NOT TO TENDER CLASS A SHARES OF COMPANY COMMON STOCK

       The enclosed instruction form must be used if you wish to instruct the Trustee to tender to Purchaser the Class A Shares allocated to your account under the Plan for $64.00 per share. If some or all of the Class A Shares allocated to your account under the

Plan are purchased by Purchaser, the cash proceeds of such sale will be credited to your account under the Plan and invested in the Stable Value Fund under the Plan subject to your right to direct, subsequently, the investment of such proceeds into the other investment funds offered under the Plan.

       PLEASE NOTE THAT THE NUMBER OF CLASS A SHARES ALLOCATED TO YOUR ACCOUNT UNDER THE PLAN DOES NOT APPEAR ON YOUR INSTRUCTION FORM. THE PLAN'S DAILY VALUATION DESIGN FEATURE PREVENTS THE COMPANY FROM SUPPLYING TO THE TRUSTEE AN ACCURATE ALLOCATION OF THE NUMBER OF CLASS A SHARES IN YOUR ACCOUNT UNDER THE PLAN WITH ENOUGH TIME FOR YOU TO MAKE AN INFORMED DECISION WITH RESPECT TO THE OFFER. THEREFORE, THE INSTRUCTION FORM PROVIDES THAT YOU MAY INSTRUCT THE TRUSTEE EITHER TO TENDER ALL OF THE CLASS A SHARES OR NONE OF THE CLASS A SHARES ALLOCATED TO YOUR ACCOUNT UNDER THE PLAN.

       In order to be assured that your instructions to the Trustee will be followed, your instruction form must be completed, signed, dated and received by the Trustee NO LATER THAN 11:00 P.M. NEW YORK CITY TIME (10:00 P.M. CHICAGO
TIME) ON JULY 27, 2000 (the time at which we must receive your instructions, as the same may be extended, is referred to as the "Cut-Off Date"). This time is two business days plus one hour prior to the expiration of the Offer, which is scheduled to expire at 12:00 Midnight New York City Time (11:00 p.m. Chicago
Time) on July 31, 2000. If the expiration of the Offer is extended beyond its scheduled expiration time, such extension will be followed as promptly as practicable by public announcement thereof, to be made no later than 9:00 a.m. New York City Time, on the next business day after the previously scheduled expiration date. Following such extension, the time by which the Trustee must receive your instruction will be extended automatically to two business days plus one hour prior to such extended expiration time. Please remember to return your instruction form to the Trustee in the enclosed envelope, rather than to the Company, Purchaser, or any other party.

       YOUR INSTRUCTION FORM MUST BE MAILED TO THE TRUSTEE IN THE ENVELOPE PROVIDED. THE TRUSTEE CANNOT ACCEPT INSTRUCTIONS BY FAX.

       Any instructions you furnish to the Trustee on the instruction form will be irrevocable if not withdrawn by the Cut-Off Date. If the expiration of the Offer is extended beyond its scheduled expiration time, the time by which you may withdraw such instruction will be extended automatically to two business days plus one hour prior to such extended expiration time. To withdraw any instruction, you should send a statement to the Trustee that you are withdrawing your prior instruction and requesting another instruction form. You must sign the statement and print your name and Social Security number under your signature. The statement may be sent by mail to the address below.

                         The Northern Trust Company, Trustee
                         P.O. Box 1997
                         New York, New York 10116-1997
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CONFIDENTIALITY

       Your instruction to the Trustee is strictly confidential. Under no circumstances will the Trustee or any of its agents, disclose your instruction, or failure to submit an instruction, to the Company, Purchaser, Parent or any other party. You should feel free to instruct the Trustee in the manner you think is best.

                                                     THE NORTHERN TRUST COMPANY

July 14, 2000

                 THE CENTRAL NEWSPAPERS, INC. SAVINGS PLUS PLAN

INSTRUCTION TO TRUSTEE WHETHER OR NOT TO TENDER CLASS A SHARES






      The undersigned participant in the Central Newspapers, Inc. Savings Plus Plan Trust (the "Plan") hereby instructs The Northern Trust Company, as Trustee under the Plan, to tender or not to tender, pursuant to the Offer, the Class A Shares of Company Common Stock of Central Newspapers, Inc. allocated to his/her account under the Plan (as explained in the accompanying Notice to Participants) in accordance with the instruction form on the reverse side of this form.


       THIS FORM MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RECEIVED BY THE NORTHERN TRUST COMPANY NO LATER THAN 11:00 P.M. NEW YORK CITY TIME (10:00 P.M. CHICAGO TIME) ON JULY 27, 2000.


       IF THIS FORM IS RECEIVED AFTER 11:00 P.M. NEW YORK CITY TIME (10:00 P.M. CHICAGO TIME) ON JULY 27, 2000, THE NORTHERN TRUST COMPANY CANNOT ENSURE THAT YOUR INSTRUCTIONS WILL BE FOLLOWED. YOUR INSTRUCTIONS ARE CONFIDENTIAL AS EXPLAINED IN THE ACCOMPANYING NOTICE TO PARTICIPANTS.


PLEASE COMPLETE, SIGN AND DATE ON THE REVERSE SIDE.

[X]    Please mark your choice like this and sign and date below.

THE TRUSTEE MAKES NO RECOMMENDATIONS AS TO YOUR DECISION TO TENDER OR NOT TO TENDER CLASS A SHARES OF CENTRAL NEWSPAPERS, INC. ALLOCATED TO YOUR ACCOUNT UNDER THE PLAN PURSUANT TO THE OFFER.

[ ] Tender ALL of the Class A Shares of Central Newspapers, Inc. allocated to my account under the Plan.

[ ] Do not tender any Class A Shares of Company Common Stock allocated to my account under the Plan.

       As a participant in the Plan, I acknowledge receipt of the Offer to Purchase, Letter of Transmittal and the Notice to Participants dated July 14, 2000, and I hereby instruct the Trustee of the Plan to tender or not to tender the Class A Shares of Central Newspapers, Inc. allocated to my account under the Plan as indicated above.

       I understand that if I sign, date and return this instruction form but do not provide the Trustee with specific instructions by checking either of the boxes above, the Trustee will treat this instruction form as not providing any instruction to the Trustee regarding the Offer. In accordance with the terms of the trust which is the funding vehicle for the Plan, the Trustee will not sell any Class A Shares of Central Newspapers, Inc. held by the Plan for which no participant instructions are timely received unless it determines that it is legally obligated to do so.


-----------------------------       ---------------
   Signature                              Date

          PLEASE SIGN, DATE AND MAIL THIS INSTRUCTION FORM PROMPTLY IN
                     THE POSTAGE PREPAID ENVELOPE PROVIDED.